EXHIBIT 4 (r)




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     THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
1933, AS AMENDED (THE "ACT"), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAS BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE OF STATUTORY EXEMPTIONS UNDER THE ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS PROMISSORY NOTE MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER PROVISIONS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN THE CASE OF AN EXEMPTION, ONLY IF THE MAKER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION OF THIS PROMISSORY NOTE UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

                                DIGITAL LAVA INC.

February 19, 1998                                             New York, New York
No. PN-LAVA-98-F-[__]                                                    $[____]

                     12% SECURED CONVERTIBLE PROMISSORY NOTE

DIGITAL LAVA INC., a Delaware corporation with an address at 10850 Wilshire Boulevard, Suite 1260, Los Angeles, CA 90024 (the "Maker"), for value received, hereby promises to pay to [name] or his/her registered assigns (the "Holder") on the earliest of (a) November 20, 1998, or (b) the closing of an initial public offering ("IPO") of the Maker's common stock, par value $.0001 per share (the "Common Stock"), pursuant to the Act, or (c) the receipt by the Maker, in one or more private equity offerings, of an aggregate amount of at least $5,000,000 in gross proceeds from one or more equity offerings of the Maker (the "Private Equity Placement"), or (d) the sale or other transfer of all or a majority of the assets of the Maker or (e) a merger or consolidation or other business combination involving the Maker where the Maker is not the surviving entity or where, immediately following the merger, consolidation or business combination, the current stockholders of the Maker do not own at least 51% of the fully diluted equity of the Maker, or (f) a sale of equity securities (including Common Stock) by the Maker or by current stockholders following which current stockholders do not own at least 51% of the fully diluted equity in the Maker, the principal sum of $[____] and interest (computed on the basis of a 360 day year of twelve months) on the outstanding principal sum hereof at the rate of 12% per annum from the date hereof until the Maker's obligation with respect to the payment of such principal sum shall be discharged as herein provided. The date in which this Promissory Note is payable is hereinafter referred to as the "Maturity Date." Principal and interest shall be payable on the Maturity Date in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts to the Holder at the office of the Maker as hereinafter set forth. At the Maturity Date (or earlier, as hereafter provided), the Maker shall also pay to Holder, in addition to the outstanding principal sum and accrued interest


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thereon, a success fee equal to 10% of the original principal sum stated above
(the 'Success Fee').

This Promissory Note is one of a series of promissory notes of the Maker in the aggregate principal amount of up to $1,750,000 (the "Aggregate Principal Amount") issued or to be issued in connection with a private placement (the "Offering") of the Maker of up to 175 units of its securities ("Units"), each Unit consisting of a promissory note in denominations of $10,000 per Promissory Note (collectively the "Promissory Notes") and warrants to purchase shares of Common Stock (the "Warrants") all as described in the Subscription Agreement dated February 19, 1998 to which Maker is a party. This Promissory Note shall rank pari passu with all of the other Promissory Notes and is entitled to the benefits of the Security Agreement (the 'Security Agreement') of even date herewith between the Maker, as debtor, and State Street Bank and Trust Company, as agent on behalf of the holders of the Promissory Notes, as secured party.

     1. Transfers of Note to Comply with the Act

     The Holder agrees that this Promissory Note may not be sold, transferred, pledged, hypothecated or otherwise disposed of except as follows: (1) to a person to whom the Promissory Note may legally be transferred without registration and without delivery of a current prospectus under the Act with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Section 1 with respect to any resale or other disposition of the Promissory Note; or (2) to any person upon delivery of a prospectus then meeting the requirements of the Act relating to such securities and the offering thereof for such sale or disposition and thereafter to all successive assignees.

     2. Payment and Prepayment

     All payments on this Promissory Note shall be applied first to the payment of the Success Fee, second to the payment of accrued interest, and, third, any remainder shall be applied to reduction of the principal sum.

     Maker may prepay all or any part of the principal sum from time to time without penalty at its sole discretion on a date that interest payments hereunder become due and payable, provided that any such principal prepayment shall be accompanied by all interest then accrued and shall be made on a pro rata basis with all of the other Promissory Notes then outstanding and provided further, that the Success Fee on the entire original principal amount of this Promissory Note shall only be pre-payable at such time that the outstanding principal sum of this Promissory Note is pre-paid in full.


     3. Conversion of Promissory Note

     (a) Maker will give Holder (and all other holders of the Promissory Notes) written notice, by Federal Express or other recognized overnight courier or by certified mail, return


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receipt requested, of the occurrence of the Private Placement and the resulting acceleration of the Maturity Date (the 'Acceleration Notice'). Holder will have fifteen business days from receipt of the Acceleration Notice (deemed to occur on the next business day following delivery by Federal Express or other recognized overnight courier or three business days from mailing) to elect in writing (by means of the same forms of delivery) to convert the outstanding principal amount of this Promissory Note, together with interest and the Success Fee, into shares of the securities issued in the Private Equity Placement, at a conversion price per share equal to the price per share of such securities in the Private Equity Placement (or, if more than one closing occurs before the $5 million in aggregate is raised, at a price per share of such securities equal to the average price per share at such closings). If the Holder fails to elect to convert the Promissory Note, the Maker shall repay the Promissory Note (together with accrued interest and the Success Fee).

     (b) If the Maturity Date of this Promissory Note has not occurred before the first anniversary of the date hereof, Holder may, at its sole option, elect to convert this Promissory Note (and interest and the Success Fee) into shares of Common Stock at a conversion price per share equal to $15,000,000 divided by the number of shares of Common Stock outstanding as of such date of conversion on a fully diluted basis; provided, however, that if a private equity placement has occurred that did not constitute a Private Equity Placement by virtue of the fact that less than $5 million in gross proceeds was raised by the Maker, the conversion price will be the lesser of the foregoing conversion price or the actual price of securities sold in the most recent private equity placement, and the securities to be issued will be the same as those issued in such private equity placement. Such election shall occur at any time in Holder's sole discretion, and upon such election, the Maker will promptly provide to Holder the information necessary to determine the conversion price and the number of shares issuable upon conversion. Notwithstanding the foregoing, if Maker elects to pay this Promissory Note at the Maturity Date, or at any time thereafter, it shall give prior notice of such payment to Holder, and Holder shall only have fifteen business days after receipt thereof to elect to convert the Promissory Notes in lieu of such repayment.

     (c) In the event of Holder's election to convert the Promissory Note, Holder shall return this Promissory Note to Maker, and thereafter, Maker shall issue and deliver to Holder the securities issuable upon conversion of the Promissory Note. Upon due conversion of this Promissory Note, Holder shall no longer receive any benefit pursuant to the Security Agreement.

     4. Events of Default and Remedies

     The entire unpaid principal sum, the Success Fee and all accrued interest shall become immediately due and payable, without notice or demand (in the case of clause (d) below) or upon notice from Holder (in case of other clauses), upon the occurrence of any one or more of the following events of default ("Events of Default"):


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     (a) Maker shall fail to make payment of principal or interest hereunder or under any other Promissory Note, for a period of five days from the date due (taking into account the additional periods for conversion notices pursuant to Section 3 hereof);

     (b) Maker shall be unable, or admit in writing its inability, to pay its debts or shall not pay its debts generally as they come due, or shall make any assignment for the benefit of creditors;

     (c) Maker shall take action to liquidate, wind up or dissolve or shall sell all or substantially all of its assets;

     (d) Maker shall commence, or there shall be commenced against Maker, any case, proceeding or other action seeking to have an order for relief entered with respect to Maker or to adjudicate Maker as a bankrupt or insolvent; or

     (e) Maker shall breach any of its material representations, warranties, covenants or agreements hereunder or under the Security Agreement, and such breach shall not be cured within 15 days after the occurrence thereof.

     5. Miscellaneous

     No delay on the part of Holder in exercising any option, power or right shall constitute a waiver thereof.

     In the event this Promissory Note is turned over to an attorney for collection, Maker agrees to pay all costs of collection, including reasonable attorneys' fees, which amounts may, at Holder's option, be added to the principal sum hereof.

     No recourse under or upon any obligation, covenant or agreement of this Promissory Note, or for any claim based thereon or in respect thereof, shall be had against any principal, or against any past, present, or future member, manager or economic interest holder as such, of Maker or of any incorporator, stockholder, officer or director of any successor corporation, either directly or through Maker; it being expressly agreed that this Promissory Note and the obligations hereunder are solely organizational obligations of Maker and any successor corporation.

     This Promissory Note shall be governed as to validity, interpretation, construction, effect and in all other respects by the laws and decisions of the State of New York. Maker, and any endorsers, sureties and guarantors, agree that the state courts located in the State of New York shall have subject matter jurisdiction to entertain any action brought to enforce or collect upon this Promissory Note and, by execution hereof, voluntarily submit to personal jurisdiction of such courts; provided, however such jurisdiction shall not be exclusive and, at its option, Holder may commence such action in any other court which otherwise has jurisdiction.


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     Maker waives service of process upon it and consents that all service of process may be made be certified mail (return receipt requested) directed to it, and service so shall be completed ten days after the same shall have been deposited in the US mail.

     Maker waives demand for payment, presentment for payment, notice of nonpayment or dishonor, protest and notice of protest, and agrees to any extension of time of payment and partial payments before, at or after maturity. No renewal or extension of this Promissory Note, no release or surrender of any security for this Promissory Note, no release of any person liable hereon, no delay in the enforcement hereof and no delay or omission in exercising any right or power hereunder shall affect the liability of Maker. No delay or omission by Holder in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude any or full exercise thereof or the exercise of any other right or power. Each legal holder hereof shall have and may exercise all the rights and powers given to Holder herein. This Promissory Note may not be changed or terminated orally.

     Maker hereby waives any right to trial by jury of any claim, demand, action or cause of action arising under or in any way connected with or related to this Promissory Note. The execution and delivery of this Promissory Note has been authorized by the Board of Directors of the Maker.

     This Promissory Note shall be binding upon the successors and assigns of Maker and more to the benefit of the Holder and its successors, endorses and assigns. If any term or provision of this Promissory Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.


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     IN WITNESS WHEREOF, Maker has duly executed this Promissory Note on the date first above written.



                                         DIGITAL LAVA INC.


                                         By: /s/ Danny Gampe
                                             -----------------------------
                                             Authorized Officer